EXHIBIT 99.18

Guardian 8 Signs New Distribution Partners in Russia and Mexico

International Markets Showing Interest in Enhanced Non-Lethal (ENL) Response for Security Industry Professionals

SCOTTSDALE, AZ--(Marketwired - Feb 4, 2014) - Guardian 8 Corporation, a wholly owned operating subsidiary of Guardian 8 Holdings (OTCQB: GRDH), announced today that it signed a new international distribution agreement in Russia and added a second distributor in Mexico. The new agreement with Techkomplekt Inc. provides Guardian 8 with an exclusive distribution partner in Moscow, which will sell the G8 Pro V2 enhanced non-lethal (ENL) devices. Techkomplekt has committed to an initial order of $25,000, and delivery is expected to take place immediately following import approval in Russia. The distribution agreement with Mexico City-based Controles Graficos is a non-exclusive partnership with a minimum initial order of $10,000, and is also subject to the import clearance process in that country.

"We have already received interest from potential distributors in more than a dozen countries. Now that the Pro V2 is being manufactured and shipped, we will begin to execute and develop our international distribution model," said Steve Cochennet, CEO of Guardian 8. "These agreements from Russia and Mexico are significant to Guardian 8 because we believe it further validates the Pro V2 device, the concept of ENL, and begins to demonstrate our sales traction internationally. We are very excited about the future of the company and the continued interest from potential distributors around the world. We believe these newest orders validate the fact that an under-served market exists within the professional security industry globally."

Guardian 8 Holdings, through its wholly owned operating subsidiary Guardian 8 Corporation, has developed the Pro V2, which emphasizes a "layered defense" approach to personal protection. The Pro V2 unit is specialized for professional security and the company expects to release a consumer model in 2015. For more information about the Pro V2, visit http://guardian8.com/product/ or see a video demonstration of the product.

About Guardian 8 Holdings
Guardian 8 Holdings, through its wholly owned operating subsidiary, Guardian 8 Corporation, is the developer and manufacturer of the G8 Pro V2, a unique and innovative product which combines eight non-lethal technologies designed to prevent attacks/protect an individual from aggressors and assailants, while notifying law enforcement or others of the situation. The small, easy-to-use handheld unit integrates an alerting siren, LED strobe light, laser spotter, camera, microphone, emergency notification and pepper spray. The company plans to market their personal defense solution to professional security organizations, as well as individuals and families. To learn more about the company and its device, visit www.Guardian8.com

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements."

Such statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: any implied or perceived benefits resulting from the new distribution agreements; benefits of the agreements; whether or not the distributor will order any devices; the actual size of orders to be derived by each distributor; the size of the International market targeted by Guardian 8 and the distributors; Guardian 8's and its subsidiaries business prospects; the ability of Guardian 8 to execute its business plan; benefits of the G8 Pro V2 device; any other effects resulting from the information disclosed above; risks and effects of legal and administrative proceedings and government regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Important factors that could cause actual results to differ materially from the forward-looking statements Guardian 8 makes in this press release include market conditions and those set forth in reports or documents it files from time to time with the SEC. Guardian 8 undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Investor Relations
Lance Beckham
Acorn Management Partners
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